EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: October 27, 2010	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.01 per share cash dividend will be paid December 16, 2010, to common stock shareholders of record as of November 26, 2010. The $0.01 per share cash dividend is unchanged from the amount paid in the prior quarter.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.